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                                                                Exhibit No. 99.5

        LETTER OF AGREEMENT FROM RUDOLPH PALITZ, LLC DATED MARCH 23, 2002




Securities and Exchange Commission
Washington, DC  20549


Gentlemen:

         We were previously the independent accountants for The Judge Group, Inc. and on February 25, 2000 we reported on the consolidated financial statements of The Judge Group, Inc. and Subsidiaries as of and for the three years ended December 31, 1999. On August 1, 2000, we informed The Judge Group, Inc. that we had merged with McGladrey & Pullen, LLP and we would no longer be the independent accountants of The Judge Group, Inc. We have read The Judge Group, Inc.'s statements included under Item 9 of its Form 10-K for December 31, 2001 and we agree with such statements.


                                                    Rudolph, Palitz LLC

Blue Bell, Pennsylvania
March 23, 2002